Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER FISCAL 2020 FINANCIAL RESULTS

Revenue from continuing operations increased 10.4%, with growth across both segments

Gross margin from continuing operations improved 360 basis points

Adjusted EBITDA increased 84% to $20.6 million ($26.5 million with divested Global Ingredients segment)

MINNEAPOLIS, Minnesota March 3, 2021 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading healthy food and beverage company focused on plant-based foods and beverages and fruit-based foods and beverages, today announced financial results for the fourth quarter ended January 2, 2021.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted. The Company's financial results presented below reflect the divestiture of Tradin Organic (Global Ingredients segment) on December 30, 2020, unless otherwise indicated.  Tradin Organic has been reported as discontinued operations for the current and prior periods.

Fourth Quarter 2020:

  Revenues of $205.6 million from continuing operations for the fourth quarter of 2020 compared to $186.1 million in the fourth quarter of 2019, an increase of 10.4%.

  Gross margin increased 360 basis points to 15.5% from 11.9% in the prior year.

  Earnings attributable to common shareholders were $70.2 million or $0.78 per share in the fourth quarter of 2020, compared to a loss attributable to common shareholders of $7.6 million or $0.09 per share in the fourth quarter of 2019. This includes earnings from continuing and discontinued operations.

  Adjusted earnings attributable to common shareholders were $1.2 million or $0.01 per diluted common share in the fourth quarter of 2020, compared to a loss of $5.6 million or $0.06 per diluted common share in the fourth quarter of 2019.  This includes earnings from continuing and discontinued operations.

  Adjusted EBITDA¹ from continuing operations of $20.6 million, or 10.0% of revenues for the fourth quarter of 2020, versus $11.2 million or 6.0% of revenues in the fourth quarter of 2019.

"The fourth quarter was another strong quarter, capping off a transformational year for SunOpta.  We delivered 10.4% revenue growth, 15.5% gross margins and 10.0% EBITDA margins in Q4 reflecting the fundamental strength of the business," said Joe Ennen, Chief Executive Officer.  "The 84% increase in Adjusted EBITDA for the go-forward business during the fourth quarter was on top of a 649% increase a year earlier.  We had more Adjusted EBITDA in the fourth quarter of 2020 from continuing operations than in the entire 2019 fiscal year.  In the fourth quarter, we again delivered solid growth in both Plant-Based and Fruit-Based segments coupled with substantial margin improvements including a 19.4% gross profit margin in plant-based and a 10.1% gross profit margin in fruit-based.  In addition, we significantly strengthened our balance sheet ensuring the flexibility and capacity to continue investing in core growth initiatives.  We remain well positioned in favorable, on-trend categories with a strong pipeline of new business opportunities, particularly in plant-based foods and beverages.  I am very proud of our execution and the responsiveness of the entire organization to the many challenges we faced throughout 2020 and we are optimistic we will carry this momentum into 2021."

The table below summarizes the unaudited combined results from continuing operations and discontinued operations for the quarters ended January 2, 2021 and December 28, 2019.  The net loss from continuing operations of $34.3 million for the fourth quarter of 2020 included: (i) $11.2 million of facility exit costs (mainly related to the previously announced exit from the Company's Santa Maria, California, fruit processing facility) severance and asset impairment charges; (ii) a $12.7 million loss on a foreign currency economic hedge of the cash consideration from the sale of Tradin Organic; and (iii) an $8.9 million loss on the retirement of the Company's 9.5% second lien notes on December 31, 2020.  In addition, interest expense of $7.6 million in the fourth quarter of 2020 reflected the Company's pre-December 30, 2020 capital structure with approximately $425 million of debt versus the approximately $70 million of debt at January 2, 2021.  Earnings from discontinued operations for the fourth quarter of 2020 included a pre-tax gain on the sale of Tradin Organic of $111.8 million.

($000s)	Continuing Operations		Discontinued Operations		Combined Operations
	Q4 2020	Q4 2019	Q4 2020	Q4 2019	Q4 2020	Q4 2019
Revenue	$205,556	$186,120	$124,819	$109,682	$330,375	$295,802
Gross Profit	31,807	22,197	13,738	11,198	45,545	33,395
Net earnings (loss)	(34,330)	(6,743)	107,391	1,140	73,061	(5,603)
Adj. earnings (loss)	(2,456)	(7,125)	3,635	1,528	1,179	(5,597)
Adj. EBITDA	20,570	11,162	5,969	5,208	26,539	16,370

The following table summarizes revenue growth as reported and as adjusted for the impact of the additional week and commodity price changes in the fourth quarter of 2020:

	Revenue increase as reported	Adjusted for additional week and commodity price changes
Plant-Based Foods and Beverages	11.1%	6.6%
Fruit-Based Foods and Beverages	9.6%	3.9%
Total	10.4%	5.4%

Fourth Quarter 2020 Results from Continuing Operations

Revenues for the fourth quarter of 2020 were $205.6 million, an increase of 10.4% compared to $186.1 million in the fourth quarter of 2019.

The Plant-Based Foods and Beverages segment generated revenues of $118.2 million during the fourth quarter of 2020, an increase of 11.1% compared to $106.4 million in the fourth quarter of 2019. The growth primarily reflects expansion of plant-based beverage and broth offerings for retail customers, and higher volumes of ingredient extraction, partially offset by reduced sales volumes of plant-based beverage products to foodservice customers as a result of COVID-19.

The Fruit-Based Foods and Beverages segment generated revenues of $87.4 million during the fourth quarter of 2020, an increase of 9.6% compared to $79.7 million in the fourth quarter of 2019. The growth primarily reflects increased retail volumes of fruit snacks and frozen fruit, as well as increased pricing for frozen fruit partially offset by lower volume for frozen fruit and fruit preparations to foodservice customers as a result of COVID-19.

Gross profit was $31.8 million for the fourth quarter, an increase of $9.6 million compared to $22.2 million in the prior year period.  As a percentage of revenues, gross profit margin was 15.5% in the fourth quarter of 2020 compared to 11.9% in the fourth quarter of 2019, an increase of 360 basis points. The Plant-Based Foods and Beverages segment accounted for $3.1 million of the increase in gross profit, primarily due to higher sales and production volumes of plant-based beverages, broths and plant-based ingredients, coupled with productivity-driven cost savings. The Fruit-Based Foods and Beverages segment increased gross profit by $6.5 million in the quarter, reflecting higher sales, pricing and mix factors, as well as further productivity enhancements.

Segment operating income¹ was $6.8 million, or 3.3% of revenues in the fourth quarter of 2020, compared to an operating loss of $0.5 million, or 0.3% of revenues in the fourth quarter of 2019. The increase in operating income year-over-year was primarily attributable to the $9.6 million increase in gross profit and the benefit from headcount reductions and other cost savings measures taken in 2019, partially offset by higher SG&A primarily driven by employee-related variable compensation and benefit costs.

The Company reported a loss from continuing operations for the fourth quarter of 2020 of $34.3 million, or $0.41 per diluted common share (after dividends on preferred stock).  The loss included $11.2 million of facility exit costs, severance and asset impairment charges, a $12.7 million loss on a foreign currency economic hedge of the cash consideration from the sale of Tradin Organic, and an $8.9 million loss on the retirement of the Company's second lien notes on December 31, 2020.  This compares to a loss from continuing operations of $6.7 million, or $0.10 per diluted common share during the fourth quarter of 2019.

Adjusted loss¹ in the fourth quarter of 2020 was $2.5 million or $0.03 per common share, compared to an adjusted loss of $7.1 million or $0.08 per common share in the fourth quarter of 2019.

Adjusted EBITDA¹ was $20.6 million or 10.0% of revenues in the fourth quarter of 2020, compared to $11.2 million or 6.0% of revenues in the fourth quarter of 2019.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

At January 2, 2021, SunOpta had total assets of $585.6 million and total debt of $69.7 million compared to total assets of $923.4 million and total debt of $480.0 million a year earlier, primarily reflecting the sale of Tradin Organic and improved operating performance.  During the fourth quarter of 2020, cash generated by operating activities of continuing operations was $19.8 million compared to $33.2 million during the fourth quarter of 2019. Investing activities of continuing operations used $11.2 million of cash in the fourth quarter of 2020 versus $7.9 million in the prior year, primarily due to the settlement of the foreign currency contract economically hedging the Tradin Organic cash consideration.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, March 3, 2021, to discuss the fourth quarter financial results. After opening remarks, there will be a question-and-answer period. Investors interested in listening to a live webcast of the conference call can access a link on SunOpta's website at www.sunopta.com under the "Investors" section or directly here. Investors interested in listening to the live call over the telephone must pre-register for the conference call via a link on SunOpta's website at www.sunopta.com under the "Investors Relations" section or directly at http://www.directeventreg.com/registration/event/9477779. Upon registration, investors will be provided with the dial-in information, passcode and individual ID. Investors will also receive a confirmation email. Investors are encouraged to register at least 15 minutes prior to the scheduled call time and can register earlier at any time to receive the conference details. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading company specializing in the sourcing, processing and production of organic, natural and non-GMO plant-based and fruit-based food and beverage products.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that investment in plant-based foods and beverages will continue to be a significant driver of revenue and margin growth, and our ability to drive further year-over-year adjusted EBITDA improvement. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers during COVID-19; current customer demand for the Company's products and the additional anticipated demand due to COVID-19; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended January 2, 2021 and December 28, 2019
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Year ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
	$	$	$	$

Revenues	205,556	186,120	789,213	721,596

Cost of goods sold	173,749	163,923	680,136	656,093

Gross profit	31,807	22,197	109,077	65,503

Selling, general and administrative expenses	25,590	20,581	89,463	80,603
Intangible asset amortization	2,194	2,305	8,946	9,112
Other expense (income), net	22,604	(653)	23,393	(40,639)
Foreign exchange gain	(2,790)	(200)	(1,640)	(157)

Earnings (loss) from continuing operations before the following	(15,791)	164	(11,085)	16,584

Interest expense, net	7,605	8,259	30,042	32,765
Loss on retirement of debt	8,915	-	8,915	-

Loss from continuing operations before income taxes	(32,311)	(8,095)	(50,042)	(16,181)

Provision for (recovery of) income taxes	2,019	(1,352)	(2,740)	(3,101)

Loss from continuing operations	(34,330)	(6,743)	(47,302)	(13,080)

Earnings from discontinued operations	107,391	1,140	124,820	12,322

Net earnings (loss)	73,061	(5,603)	77,518	(758)

Dividends and accretion on preferred stock	(2,855)	(2,017)	(10,328)	(8,022)

Earnings (loss) attributable to common shareholders	70,206	(7,620)	67,190	(8,780)

Basic and diluted earnings (loss) per share
From continuing operations	(0.41)	(0.10)	(0.65)	(0.24)
From discontinued operations	1.19	0.01	1.40	0.14
Basic and diluted earnings (loss) per share	0.78	(0.09)	0.75	(0.10)

Weighted-average common shares outstanding (000s)
Basic	89,991	88,017	89,234	87,787
Diluted	89,991	88,017	89,234	87,787

SunOpta Inc.
Consolidated Balance Sheets
As at January 2, 2021 and December 28, 2019
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	January 2, 2021	December 28, 2019
	$	$

ASSETS
Current assets
Cash and cash equivalents	251	128
Accounts receivable	72,724	71,818
Inventories	147,748	153,562
Prepaid expenses and other current assets	21,665	20,558
Current income taxes recoverable	6,935	7,480
Current assets held for sale	-	236,408
Total current assets	249,323	489,954

Property, plant and equipment	158,048	159,675
Operating lease right-of-use assets	35,172	65,939
Goodwill	3,998	3,998
Intangible assets	133,317	142,263
Other assets	5,757	1,991
Long-term assets held for sale	-	59,539

Total assets	585,615	923,359

LIABILITIES
Current liabilities
Bank indebtedness	-	241,666
Accounts payable and accrued liabilities	118,592	89,136
Income taxes payable	1,431	356
Current portion of long-term debt	3,478	2,492
Current portion of operating lease liabilities	12,750	16,084
Current portion of long-term liabilities	200	4,286
Current liabilities held for sale	-	51,644
Total current liabilities	136,451	405,664

Long-term debt	66,245	235,840
Operating lease liabilities	24,582	50,657
Long-term liabilities	-	982
Deferred income taxes	25,408	9,040
Long-term liabilities held for sale	-	8,743
Total liabilities	252,686	710,926

Series A Preferred Stock	87,305	82,524
Series B Preferred Stock	27,595	-

EQUITY
SunOpta Inc. shareholders' equity
Common shares	326,545	318,456
Additional paid-in capital	37,862	35,767
Accumulated deficit	(147,741)	(214,931)
Accumulated other comprehensive income (loss)	1,363	(11,271)
	218,029	128,021
Non-controlling interests	-	1,888
Total equity	218,029	129,909

Total equity and liabilities	585,615	923,359

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended January 2, 2021 and December 28, 2019
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	73,061	(5,603)	77,518	(758)
Earnings from discontinued operations	107,391	1,140	124,820	12,322
Loss from continuing operations	(34,330)	(6,743)	(47,302)	(13,080)
Items not affecting cash:
Depreciation and amortization	7,415	7,774	30,308	29,266
Amortization of debt issuance costs	1,055	699	4,078	2,721
Deferred income taxes	2,043	(230)	7,553	1,075
Stock-based compensation	4,251	1,834	11,676	6,340
Loss on foreign currency forward contract	12,658	-	12,658	-
Impairment of long-lived assets	7,803	-	7,803	-
Loss on retirement of debt	8,915	-	8,915	-
Gain on sale of business	-	242	-	(44,027)
Other	(368)	(59)	(157)	(34)
Changes in operating assets and liabilities, net of businesses sold	10,397	29,708	17,131	731
Net cash provided by (used in) operating activities of continuing operations	19,839	33,225	52,663	(17,008)
Net cash provided by operating activities of discontinued operations	14,282	2,967	39,033	26,817
Net cash provided by operating activities	34,121	36,192	91,696	9,809

Investing activities
Purchases of property, plant and equipment	1,473	(6,571)	(24,754)	(28,387)
Cash settlement of foreign currency forward contract	(12,658)	-	(12,658)	-
Net proceeds from sale of business	-	(1,348)	-	63,324
Other	-	-	41	-
Net cash provided by (used in) investing activities of continuing operations	(11,185)	(7,919)	(37,371)	34,937
Net cash provided by (used in) investing activities of discontinued operations	363,496	(1,286)	361,889	(7,718)
Net cash provided by (used in) investing activities	352,311	(9,205)	324,518	27,219

Financing activities
Decrease under revolving credit facilities	(149,518)	(23,641)	(175,990)	(11,290)
Repayment of long-term debt, including premium paid	(229,729)	(623)	(231,431)	(1,281)
Borrowings of long-term debt	5,179	413	5,179	637
Payment of debt issuance costs	(2,397)	(17)	(4,888)	(412)
Proceeds on issuance of preferred stock, net of issuance costs	-	-	26,804	-
Payment of cash dividends on preferred stock	(2,378)	(1,700)	(4,078)	(6,800)
Proceeds from the exercise of stock options and employee share purchases	613	166	2,048	979
Payment of withholding taxes on stock-based awards	(1,704)	(10)	(4,080)	(394)
Other	(181)	(5)	(185)	(19)
Net cash used in financing activities of continuing operations	(380,115)	(25,417)	(386,621)	(18,580)
Net cash used in financing activities of discontinued operations	(7,216)	(2,297)	(31,063)	(20,183)
Net cash used in financing activities	(387,331)	(27,714)	(417,684)	(38,763)

Decrease in cash and cash equivalents during the year	(899)	(727)	(1,470)	(1,735)

Cash and cash equivalents of discontinued operations:
Balance at the beginning of the period	678	1,970	1,370	2,501
Foreign exchange gain (loss) on cash and cash equivalents	212	16	223	(47)
Less: Balance at the end of period	-	(1,370)	-	(1,370)

Cash and cash equivalents - beginning of the period	260	239	128	779

Cash and cash equivalents - end of the period	251	128	251	128

SunOpta Inc.
Segmented Information
For the quarters and years ended January 2, 2021 and December 28, 2019
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	118,179	106,371	415,164	361,398
Fruit-Based Foods and Beverages	87,377	79,749	374,049	349,852
Global Ingredients	-	-	-	10,346
Total segment revenues from external customers	205,556	186,120	789,213	721,596

Segment gross profit:
Plant-Based Foods and Beverages	22,980	19,881	80,497	58,812
Fruit-Based Foods and Beverages	8,827	2,316	28,580	6,499
Global Ingredients	-	-	-	192
Total segment gross profit	31,807	22,197	109,077	65,503

Segment operating income (loss):
Plant-Based Foods and Beverages	13,324	13,745	50,780	29,476
Fruit-Based Foods and Beverages	1,185	(4,669)	(7,321)	(26,873)
Global Ingredients	-	-	-	(187)
Corporate Services	(7,696)	(9,565)	(31,151)	(26,471)
Total segment operating income (loss)	6,813	(489)	12,308	(24,055)

Segment gross profit percentage:
Plant-Based Foods and Beverages	19.4%	18.7%	19.4%	16.3%
Fruit-Based Foods and Beverages	10.1%	2.9%	7.6%	1.9%
Global Ingredients	-	-	-	1.9%
Total segment gross profit percentage	15.5%	11.9%	13.8%	9.1%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	11.3%	12.9%	12.2%	8.2%
Fruit-Based Foods and Beverages	1.4%	-5.9%	-2.0%	-7.7%
Global Ingredients	-	-	-	-1.8%
Total segment operating income (loss) percentage	3.3%	-0.3%	1.6%	-3.3%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of foreign exchange rates and the impact of acquired or disposed operations.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes losses and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure.  In addition, the Company has prepared this table in a columnar format to present the effects of discontinued operations on its consolidated results for the periods presented.  The Company believes this presentation assists investors in assessing the financial performance of its continuing operations.

	Continuing Operations		Discontinued Operations		Consolidated
		Per Share		Per Share		Per Share
For the quarters ended	$	$	$	$	$	$
January 2, 2021
Net earnings (loss)	(34,330)		107,391		73,061
Dividends and accretion on preferred stock	(2,855)		-		(2,855)
Earnings (loss) attributable to common shareholders	(37,185)	(0.41)	107,391	1.19	70,206	0.78
Adjusted for:
Gain on sale of discontinued operations(a)	-		(111,818)		(111,818)
Loss on foreign currency forward contract(b)	12,658		-		12,658
Costs related to Value Creation Plan(c)	8,548		(1,331)		7,217
Loss on retirement of debt(d)	8,915		-		8,915
Long-lived asset impairments(e)	2,676		771		3,447
Plant expansion costs(f)	1,546		-		1,546
Other(g)	(732)		(163)		(895)
Net income tax effect(h)	1,118		8,785		9,903
Adjusted earnings (loss)	(2,456)	(0.03)	3,635	0.04	1,179	0.01

December 28, 2019
Net earnings (loss)	(6,743)		1,140		(5,603)
Dividends and accretion on preferred stock	(2,017)		-		(2,017)
Earnings (loss) attributable to common shareholders	(8,760)	(0.10)	1,140	0.01	(7,620)	(0.09)
Adjusted for:
Gain on sale of soy and corn business(i)	242		-		242
Costs related to Value Creation Plan(j)	1,042		237		1,279
Plant expansion costs(k)	-		298		298
Other(l)	(1,154)		112		(1,042)
Net income tax effect(m)	1,505		(259)		1,246
Adjusted earnings (loss)	(7,125)	(0.08)	1,528	0.02	(5,597)	(0.06)

(a) Reflects the pre-tax gain on sale of Tradin Organic recorded in earnings from discontinued operations.

(b) Reflects a loss on a foreign currency forward contract to economically hedge the cash consideration from the sale of Tradin Organic, which was recorded in other expense.

(c) Reflects long-lived asset impairment and facility closure costs of $6.4 million recorded in other expense; employee termination costs of $1.6 million recorded in SG&A expenses, and the reclassification to earnings from discontinued operations of $1.3 million of professional fees related to the divestiture of Tradin Organic.

(d) Reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which was recorded in non-operating expenses.

(e) Reflects the write-down of owned and right-of-use assets related to the consolidation of roasting lines at our Crookston, Minnesota, facility, and the write-off of obsolete cocoa processing equipment at Tradin Organic, with was recorded in other expense and earnings from discontinued operations.

(f) Reflects start-up costs related to expansion projects within our plant-based ingredient extraction and beverage operations, which were recorded in cost of goods sold.

(g) Other includes a reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products, which was recorded in other income/expense.

(h) Reflects estimated income tax attributable to the gain on sale of Tradin Organic, together with the tax effect of the other preceding adjustments to earnings based on an overall estimated annual effective tax rate of approximately 30% for 2020.

(i) Reflects the gain on sale of the soy and corn business, which was recorded in other income.

(j) Reflects employee retention and relocation costs of $0.4 million, and professional fees of $0.4 million recorded in SG&A expenses; and employee termination costs of $1.7 million (offset by the reversal of $1.3 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), which was recorded in other expense and earnings from discontinued operations.

(k) Reflects costs related to the start-up of Tradin Organic's avocado oil facility in Ethiopia, which were recorded in earnings from discontinued operations.

(l) Other includes gains on the settlement of certain legal matters and a project cancellation, partially offset by losses on disposal of assets, which were recorded in other income/expense and earnings from discontinued operations.

(m) Consolidated reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for 2019.

	Continuing Operations		Discontinued Operations		Consolidated
		Per Share		Per Share		Per Share
For the years ended	$	$	$	$	$	$
January 2, 2021
Net earnings (loss)	(47,302)		124,820		77,518
Dividends and accretion on preferred stock	(10,328)		-		(10,328)
Earnings (loss) attributable to common shareholders	(57,630)	(0.65)	124,820	1.40	67,190	0.75
Adjusted for:
Gain on sale of discontinued operations(a)	-		(111,818)		(111,818)
Contingent consideration settlement(b)	-		(2,286)		(2,286)
Loss on foreign currency forward contract(c)	12,658		-		12,658
Costs related to Value Creation Plan(d)	9,897		783		10,680
Loss on retirement of debt(e)	8,915		-		8,915
Long-lived asset impairments(f)	2,676		771		3,447
Plant expansion costs(g)	1,883		-		1,883
Other(h)	(189)		(50)		(239)
Net income tax effect(i)	255		8,809		9,064
Adjusted earnings (loss)	(21,535)	(0.24)	21,029	0.24	(506)	(0.01)

December 28, 2019
Net earnings (loss)	(13,080)		12,322		(758)
Dividends and accretion on preferred stock	(8,022)		-		(8,022)
Earnings (loss) attributable to common shareholders	(21,102)	(0.24)	12,322	0.14	(8,780)	(0.10)
Adjusted for:
Gain on sale of soy and corn business(j)	(44,027)		-		(44,027)
Costs related to Value Creation Plan(k)	9,412		237		9,649
Plant expansion costs(l)	311		298		609
Contract manufacturer transition costs(m)	-		448		448
Product withdrawal and recall costs(n)	260		-		260
Other(o)	(2,728)		195		(2,533)
Net income tax effect(p)	12,394		(397)		11,997
Adjusted earnings (loss)	(45,480)	(0.52)	13,103	0.15	(32,377)	(0.37)

(a) Reflects the pre-tax gain on sale of Tradin Organic recorded in earnings from discontinued operations.

(b) Reflects a gain on the settlement of the remaining earn-out obligation related to a prior acquisition of a premium juice business, which was recorded in earnings from discontinued operations.

(c) Reflects a loss on a foreign currency forward contract to economically hedge the cash consideration from the sale of Tradin Organic, which was recorded in other expense.

(d) Reflects professional fees of $1.0 million and employee retention costs of $0.6 million recorded in SG&A expenses; and long-lived asset impairment and facility closure costs of $6.7 million, and employee termination costs of $3.2 million (offset by the reversal of $0.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), which were recorded in other expense and earnings from discontinued operations.

(e) Reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which was recorded in non-operating expenses.

(f) Reflects the write-down of owned and right-of-use assets related to the consolidation of roasting lines at our Crookston, Minnesota, facility, and the write-off of obsolete cocoa processing equipment at Tradin Organic, with was recorded in other expense and earnings from discontinued operations.

(g) Reflects start-up costs related to expansion projects within our plant-based ingredient extraction and beverage operations, which were recorded in cost of goods sold.

(h) Other includes a loss of $2.4 million on the settlement of a customer claim related to the recall of certain sunflower products in 2016, net of gains of $2.2 million on the settlement of unrelated matters, and reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products, which was recorded in other income/expense.

(i) Reflects estimated income tax attributable to the gain on sale of Tradin Organic, together with the tax effect of the other preceding adjustments to earnings based on an overall estimated annual effective tax rate of approximately 30% for 2020.

(j) Reflects the gain on sale of the soy and corn business, which was recorded in other income.

(k) Reflects employee retention and relocation costs of $2.2 million, and professional fees of $1.4 million recorded in SG&A expenses; and employee termination costs of $8.6 million (offset by the reversal of $4.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), CEO and CFO recruitment costs of $1.3 million, and facility closure costs of $0.3 million, which was recorded in other expense and earnings from discontinued operations.

(l) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility and start-up of Tradin Organic's avocado oil facility in Ethiopia, which were recorded in cost of goods sold and earnings from discontinued operations.

(m) Reflects costs related to the transition of Tradin Organic's premium juice production activities to new contract manufacturers, which were recorded in earnings from discontinued operations.

(n) Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in 2016, which were recorded in other expense.

(o) Other includes gains on the settlement of certain legal matters and a project cancellation, partially offset by losses on disposal of assets, insurance deductibles, and business development costs, which were recorded in other income/expense and earnings from discontinued operations.

(p) Consolidated reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for 2019.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared this table in a columnar format to present the effects of discontinued operations on its consolidated results for the periods presented.  The Company believes this presentation assists investors in assessing the financial performance of its continuing operations.

	Continuing Operations	Discontinued Operations	Consolidated
For the quarters ended	$	$	$
January 2, 2021
Net earnings (loss)	(34,330)	107,391	73,061
Loss attributable to non-controlling interests(a)	-	(259)	(259)
Gain on sale of discontinued operations(b)	-	(111,818)	(111,818)
Provision for income taxes	2,019	9,503	11,522
Loss on retirement of debt(c)	8,915	-	8,915
Interest expense, net	7,605	613	8,218
Other expense, net	22,604	608	23,212
Total segment operating income	6,813	6,038	12,851
Depreciation and amortization	7,415	1,212	8,627
Stock-based compensation(d)	4,250	50	4,300
Costs related to Value Creation Plan(e)	546	(1,331)	(785)
Plant expansion costs(f)	1,546	-	1,546
Adjusted EBITDA	20,570	5,969	26,539

December 28, 2019
Net earnings (loss)	(6,743)	1,140	(5,603)
Earnings attributable to non-controlling interests(a)	-	95	95
Provision for (recovery of) income taxes	(1,352)	1,334	(18)
Interest expense, net	8,259	561	8,820
Other expense (income), net	(653)	349	(304)
Total segment operating income (loss)	(489)	3,479	2,990
Depreciation and amortization	7,774	1,173	8,947
Stock-based compensation(d)	3,093	258	3,351
Costs related to Value Creation Plan(e)	784	-	784
Plant expansion costs(g)	-	298	298
Adjusted EBITDA	11,162	5,208	16,370

(a) Reflects non-controlling interests in the earnings/loss of certain subsidiaries of Tradin Organic, which is included in earnings from discontinued operations.

(b) Reflects the pre-tax gain on sale of Tradin Organic recorded in earnings from discontinued operations.

(c) Reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which was recorded in non-operating expenses.

(d) For 2020 and 2019, consolidated stock-based compensation of $4.3 million and $3.4 million, respectively, was recorded in SG&A expenses and earnings from discontinued operations, and the reversal of $1.3 million in 2019 of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(e) For 2020, reflects professional fees of $0.5 million (2019 - $0.4 million), employee retention costs of $nil (2019 - $0.4 million) recorded in SG&A expenses, and the reclassification of $1.3 million of professional fees related to the divestiture of Tradin Organic to earnings from discontinued operations.

(f) Reflects start-up costs related to expansion projects within our plant-based ingredient extraction and beverage operations, which were recorded in cost of goods sold.

(g) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility and start-up of Tradin Organic's avocado oil facility in Ethiopia, which were recorded in cost of goods sold and earnings from discontinued operations.

	Continuing Operations	Discontinued Operations	Consolidated
For the years ended	$	$	$
January 2, 2021
Net earnings (loss)	(47,302)	124,820	77,518
Loss attributable to non-controlling interests(a)	-	(301)	(301)
Gain on sale of discontinued operations(b)	-	(111,818)	(111,818)
Provision for (recovery of) income taxes	(2,740)	15,885	13,145
Loss on retirement of debt(c)	8,915	-	8,915
Interest expense, net	30,042	2,409	32,451
Other expense (income), net	23,393	(782)	22,611
Total segment operating income	12,308	30,213	42,521
Depreciation and amortization	30,308	4,661	34,969
Stock-based compensation(d)	12,570	540	13,110
Costs related to Value Creation Plan(e)	1,649	-	1,649
Plant expansion costs(f)	1,883	-	1,883
Adjusted EBITDA	58,718	35,414	94,132

December 28, 2019
Net earnings (loss)	(13,080)	12,322	(758)
Earnings attributable to non-controlling interests(a)	-	154	154
Provision for (recovery of) income taxes	(3,101)	6,322	3,221
Interest expense, net	32,765	1,912	34,677
Other expense (income), net	(40,639)	591	(40,048)
Total segment operating income (loss)	(24,055)	21,301	(2,754)
Depreciation and amortization	29,266	4,686	33,952
Stock-based compensation(d)	10,471	1,145	11,616
Costs related to Value Creation Plan(e)	3,556	-	3,556
Plant expansion costs(g)	311	298	609
Contract manufacturer transition costs(h)	-	289	289
Adjusted EBITDA	19,549	27,719	47,268

(a) Reflects non-controlling interests in the earnings/loss of certain subsidiaries of Tradin Organic, which is included in earnings from discontinued operations.

(b) Reflects the pre-tax gain on sale of Tradin Organic recorded in earnings from discontinued operations.

(c) Reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which was recorded in non-operating expenses.

(d) For 2020 and 2019, consolidated stock-based compensation of $13.1 million and $11.6 million, respectively, was recorded in SG&A expenses and earnings from discontinued operations, and the reversal of $0.9 million and $4.1 million, respectively, of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(e) For 2020, reflects professional fees of $1.0 million (2019 - $1.4 million) and employee retention costs of $0.6 million (2019 - $2.2 million) recorded in SG&A expenses.

(f) Reflects start-up costs related to expansion projects within our plant-based ingredient extraction and beverage operations, which were recorded in cost of goods sold.

(g) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility and start-up of Tradin Organic's avocado oil facility in Ethiopia, which were recorded in cost of goods sold and earnings from discontinued operations.

(h) Reflects costs related to the transition of Tradin Organic's premium juice production activities to new contract manufacturers, which were recorded in earnings from discontinued operations.

Quarterly Adjusted EBITDA from Continuing Operations

The following table presents quarterly segment operating income/loss and adjusted EBITDA from continuing operations.

	Fiscal 2020
	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
	$	$	$	$	$
Loss from continuing operations	(3,964)	(5,133)	(3,875)	(34,330)	(47,302)
Provision for (recovery of) income taxes	(1,497)	(1,821)	(1,441)	2,019	(2,740)
Loss on retirement of debt	-	-	-	8,915	8,915
Interest expense, net	7,665	7,413	7,359	7,605	30,042
Other expense (income), net	555	(835)	1,069	22,604	23,393
Total segment operating income (loss)	2,759	(376)	3,112	6,813	12,308
Depreciation and amortization	7,725	7,655	7,513	7,415	30,308
Stock-based compensation	2,670	2,215	3,435	4,250	12,570
Costs related to Value Creation Plan	527	456	120	546	1,649
Plant expansion costs	-	92	245	1,546	1,883
Adjusted EBITDA	13,681	10,042	14,425	20,570	58,718

	Fiscal 2019
	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
	$	$	$	$	$
Earnings (loss) from continuing operations	19,757	(12,380)	(13,714)	(6,743)	(13,080)
Provision for (recovery of) income taxes	7,495	(3,283)	(5,961)	(1,352)	(3,101)
Interest expense, net	8,520	7,697	8,289	8,259	32,765
Other expense (income), net	(43,511)	419	3,106	(653)	(40,639)
Total segment operating loss	(7,739)	(7,547)	(8,280)	(489)	(24,055)
Depreciation and amortization	7,128	7,017	7,347	7,774	29,266
Stock-based compensation	1,632	2,702	3,044	3,093	10,471
Costs related to Value Creation Plan	203	954	1,615	784	3,556
Plant expansion costs	-	311	-	-	311
Adjusted EBITDA	1,224	3,437	3,726	11,162	19,549